Exhibit 99.1

Exhibit 99.1
E

MRC Global Announces First Quarter 2018 Results

Sales of $1.010 billion

Net income attributable to common stockholders of $12 million

Diluted earnings per common share of $0.13

Adjusted EBITDA of $59 million

Houston, TX – May 2, 2018 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related products and services to the energy industry, today announced first quarter 2018 results.

The company’s sales were $1.010 billion for the first quarter of 2018, which were 17% higher than the first quarter of 2017 and 12% higher than the fourth quarter of 2017. All end-markets experienced growth in both comparative periods.

Net income attributable to common stockholders for the first quarter of 2018 was $12 million, or $0.13 per diluted share, compared to net income attributable to common stockholders of $0 million, or $0.00 per diluted share for the first quarter of 2017.

Andrew R. Lane, MRC Global’s president and chief executive officer stated, “The year has started strong with revenue of $1.01 billion in the first quarter resulting in growth of 17% over the first quarter last year and 12% growth over the fourth quarter of 2017. This is the first quarter in the past ten that revenue has been over $1 billion. Adjusted EBITDA was also strong at $59 million, or 5.8% of sales, in the first quarter. With the macroeconomic conditions across all our end-markets improving, our solid customer contract position and the first‑class execution our team delivers, we expect our performance to show continued strength in 2018.”

“We continued to take advantage of the markets to return cash to shareholders by repurchasing $30 million of our stock in the first quarter and an additional $20 million in April to complete our $100 million authorization,” Mr. Lane added.

MRC Global’s first quarter 2018 gross profit was $169 million, or 16.7% of sales, an increase from first quarter 2017 gross profit of $140 million, or 16.2% of sales. Gross profit for the first quarter of 2018 and 2017 reflect an expense of $7 million and $1 million, respectively, in cost of sales relating to the use of the last-in, first out (LIFO) method of inventory cost accounting.

Selling, general and administrative (SG&A) expenses were $138 million, or 13.7% of sales, for the first quarter of 2018 compared to $126 million, or 14.6% of sales, for the same period of 2017. While total SG&A costs increased due to higher wages and benefits, increased activity levels and foreign exchange rate movements, SG&A as a percentage of revenue declined due to continued growth in the business.

Adjusted EBITDA was $59 million in the first quarter of 2018 compared to $36 million for the same period in 2017. Please refer to the reconciliation of adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this release.

The effective tax rate in the first quarter of 2018 and 2017 was 28% and 14%, respectively. The effective tax rate in 2018 relative to the U.S. federal statutory rate of 21% is primarily a result of pre-tax losses in certain foreign jurisdictions with no corresponding tax benefit. The effective tax rate in the first quarter of 2017 relative to the U.S. federal statutory rate of 35% was driven by a discrete tax benefit related to the adoption of a new accounting standard.

Sales by Segment

U.S. sales in the first quarter of 2018 were $806 million, up $140 million, or 21%, from the same quarter in 2017. All end-markets experienced strong growth with downstream leading, primarily driven by deliveries related to a large ongoing project in Pennsylvania, followed by midstream, driven by an increase in gathering line work, multiple transmission projects and gas utility activity, and finally, upstream, where higher well completion counts, and customer activity drove the increase.

Canadian sales in the first quarter of 2018 were $78 million, up $1 million, or 1%, from the same quarter in 2017 as improvements in the midstream and downstream businesses were partially offset by lower upstream revenue driven by a lower rig count. A stronger Canadian dollar relative to the U.S. dollar had a favorable impact of approximately $3 million.

International sales in the first quarter of 2018 were $126 million, up $7 million, or 6%, from the same period in 2017. The increase was primarily due to upstream project activity in Kazakhstan partially offset by non-recurring midstream pipeline project sales in Australia. Stronger foreign currencies relative to the U.S. dollar had a favorable impact of approximately $11 million.

Sales by Sector

Upstream sales in the first quarter of 2018 increased 23% over the first quarter of 2017 to $302 million, or 30% of total sales. The increase in upstream sales was primarily in our U.S. segment as a result of increased customer activity and in our international segment as a result of project work.

Midstream sales in the first quarter of 2018 increased 11% from the first quarter of 2017 to $410 million, or 41% of total sales. Sales to gas utility customers were up by 14% while sales to transmission and gathering customers were up 7% over the same quarter in 2017.

Downstream sales in the first quarter of 2018 increased 21% from the first quarter of 2017 to $298 million, or 29% of total sales. The U.S. downstream sector increased by $55 million, or 31%, primarily due to deliveries on a large U.S. project as well as spring turnarounds and growth from new contracts.

Balance Sheet

As of March 31, 2018, cash balances were $45 million. Debt, net of cash, was $594 million and availability under our asset based lending facility was $409 million. During the first quarter of 2018, the company used $74 million of cash from operations to build working capital in anticipation of higher sales volume in 2018 and in advance of inflationary price increases.

In the first quarter of 2018, we entered into a 5-year interest rate swap on a portion of our LIBOR-based Term Loan B. The interest rate swap effectively fixes the rate on $250 million notional amount at 6.21%, consisting of a swap rate of 2.71% plus a margin of 3.50%.

Share Repurchase Program Update

In October 2017, the board of directors authorized a share repurchase program for common stock of up to $100 million. During the first quarter of 2018, the company repurchased $30 million of its common stock at an average price of $17.39 per share. Subsequent to the first quarter, in April 2018, the company acquired $20 million of its common shares, also at an average price of $17.39, completing the current authorization. Under this program, the company has repurchased 6.1 million shares at an average price of $16.43.

In total, including both the 2017 and the prior 2015 share repurchase authorizations, the company has purchased 14.6 million shares at an average price of $15.38 per share. The outstanding share count as of April 27, 2018 is 89.7 million shares.

Conference Call

The Company will hold a conference call to discuss its first quarter 2018 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on May 3, 2018. To participate in the call, please dial 412‑902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call live over the Internet, please log onto the web at http://www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through May 17, 2018 and can be accessed by dialing 201-612-7415 and using pass code 13677216#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected”, “looking forward”, “guidance” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures and cash flow, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond our control, including the factors described in the company’s SEC filings that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in MRC Global’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of the company’s inventory to decline;  decreases in steel prices, which could significantly lower MRC Global’s profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes;  changes in the company’s customer and product mix;  risks related to the company’s customers’ creditworthiness; the success of the company’s acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits; the company’s significant indebtedness;  the dependence on the company’s subsidiaries for cash to meet its debt obligations;  changes in the company’s credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted or imposed; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; interruption in the proper functioning of the company’s information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of our goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments;  risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act;  risks related to the company’s intention not to pay dividends; and risks arising from compliance with and changes in laws and regulations in the countries in which we operate, including (among others) changes in tax laws, tax rates, interpretation in tax laws and the recently implemented General Data Protection Regulation.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. Our filings and other important information are also available on the Investor Relations page of our website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except shares)

	March 31,	December 31,
	2018	2017

Assets
Current assets:
Cash	$45	$48
Accounts receivable, net	621	522
Inventories, net	811	701
Other current assets	49	47
Total current assets	1,526	1,318

Other assets	21	21

Property, plant and equipment, net	146	147

Intangible assets:
Goodwill, net	488	486
Other intangible assets, net	357	368

	$2,538	$2,340

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$523	$415
Accrued expenses and other current liabilities	136	143
Current portion of long-term debt	4	4
Total current liabilities	663	562

Long-term obligations:
Long-term debt, net	635	522
Deferred income taxes	106	106
Other liabilities	36	36

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized
363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized,
104,006,870 and 103,099,692 issued, respectively	1	1
Additional paid-in capital	1,695	1,691
Retained deficit	(536)	(548)
Less: Treasury stock at cost: 13,478,551 and 11,751,726 shares, respectively	(205)	(175)
Accumulated other comprehensive loss	(212)	(210)
	743	759
	$2,538	$2,340

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

0

	Three Months Ended
	March 31,	March 31,
	2018	2017

Sales	$1,010	$862
Cost of sales	841	722
Gross profit	169	140
Selling, general and administrative expenses	138	126
Operating income	31	14
Other expense:
Interest expense	(8)	(7)
Other, net	2	-

Income before income taxes	25	7
Income tax expense	7	1
Net income	18	6
Series A preferred stock dividends	6	6
Net income attributable to common stockholders	$12	$-

Basic income per common share	$0.13	$-
Diluted income per common share	$0.13	$-
Weighted-average common shares, basic	91.4	94.8
Weighted-average common shares, diluted	92.5	94.8

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Three Months Ended
	March 31,	March 31,
	2018	2017

Operating activities
Net income	$18	$6
Adjustments to reconcile net income to net cash (used in) provided by operations:
Depreciation and amortization	6	5
Amortization of intangibles	11	11
Equity-based compensation expense	4	4
Amortization of debt issuance costs	-	1
Increase in LIFO reserve	7	1
Other	2	2
Changes in operating assets and liabilities:
Accounts receivable	(98)	(75)
Inventories	(117)	(6)
Other current assets	(4)	(1)
Accounts payable	106	74
Accrued expenses and other current liabilities	(9)	-
Net cash (used in) provided by operations	(74)	22

Investing activities
Purchases of property, plant and equipment	(5)	(11)
Net cash used in investing activities	(5)	(11)

Financing activities
Payments on revolving credit facilities	(194)	(14)
Proceeds from revolving credit facilities	307	14
Payments on long-term obligations	(1)	(2)
Purchase of common stock	(30)	(18)
Dividends paid on preferred stock	(6)	(6)
Repurchases of shares to satisfy tax withholdings	(5)	(3)
Proceeds from exercise of stock options	5	-
Net cash provided by (used in) financing activities	76	(29)

Decrease in cash	(3)	(18)
Effect of foreign exchange rate on cash	-	2
Cash -- beginning of period	48	109
Cash -- end of period	$45	$93

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted EBITDA (a non-GAAP measure) to Net Income

 (in millions)

	Three Months Ended
	March 31,	March 31,
	2018	2017

Net income	$18	$6
Income tax expense	7	1
Interest expense	8	7
Depreciation and amortization	6	5
Amortization of intangibles	11	11
Increase in LIFO reserve	7	1
Change in fair value of derivative instruments	(2)	1
Equity-based compensation expense (1)	4	4
Adjusted EBITDA	$59	$36

Notes to above:

(1)	Recorded in SG&A

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the Company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted Gross Profit (a non-GAAP measure) to Gross Profit

(in millions)

	Three Months Ended
	March 31,	Percentage	March 31,	Percentage
	2018	of Revenue	2017	of Revenue

Gross profit, as reported	$169	16.7%	$140	16.2%
Depreciation and amortization	6	0.6%	5	0.6%
Amortization of intangibles	11	1.1%	11	1.3%
Increase in LIFO reserve	7	0.7%	1	0.1%
Adjusted Gross Profit	$193	19.1%	$157	18.2%

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Segment

	Three Months Ended
	March 31,	March 31,
	2018	2017

U.S.	$806	$666
Canada	78	77
International	126	119
	$1,010	$862

Sales by Product Line

	Three Months Ended
	March 31,	March 31,
Type	2018	2017 (1)
Line pipe	$158	$146
Carbon steel fittings and flanges	171	123
Total carbon steel pipe, fittings and flanges	329	269
Valves, automation, measurement and instrumentation	378	322
Gas products	124	116
Stainless steel and alloy pipe and fittings	53	41
General oilfield products	126	114
	$1,010	$862

Notes to above:

(1)	$18 million of sales for the three months ended March 31, 2017 have been reclassified from gas products to general oilfield products to conform with current year presentation.

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